Exhibit 99.1

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2009. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2009 totaled $489,347, a decrease of 13.6% from net sales of $566,210 in the first quarter of 2008. Net earnings decreased from $68,094 in the first quarter of 2008 to $48,695 in the first quarter of 2009, a decrease of 28.5%. Basic and diluted earnings per share decreased from $.46 to $.33 for the comparable periods.

During the first quarter of 2009, Fastenal opened 33 new stores (Fastenal opened 53 new stores in the first quarter of 2008). These 33 new stores represent an increase of 1.4% since December 31, 2008. (We had 2,311 stores on December 31, 2008.) There were 12,736 total employees as of March 31, 2008, a decrease of 6.6% from December 31, 2008 and an increase of 1.6% from March 31, 2008.

GENERAL COMMENTS AND COMMENTS ON CASH FLOW:

This quarter’s discussion contains some additional points not typically covered in our quarterly reports. Most of these centers on added sequential comparisons (fourth quarter to first quarter expense changes and inventory changes within the quarter). We believe these are important aspects that require added emphasis.

As you read this release, you will quickly learn the impact the economy has had on our business. These impacts have negatively affected our sales, particularly related to our industrial production business (business where we supply products that become part of the finished goods produced by others). We remain practical optimists and we always attempt to balance long-term opportunities for growth with the necessary short-term reactions to our current reality. In this regard, we have temporarily slowed our store openings to a range of 2% to 5% new stores per year and we have stopped adding any headcount except for store openings and for stores that are growing. Over the last several years, our ‘pathway to profit’ initiative has slowly altered our cost structure in that a greater portion is now variable versus fixed. This has helped us today as we navigate through the current economic environment.

Finally – cash flow. Our balance sheet is very strong and our operations have great cash generating characteristics. During 2009 we will strive to manage it well. In the first quarter of 2009 we generated $93,534 (or 192.1% of net earnings) of operating cash flow; this was $86,736 (or 127.4% of net earnings) in the first quarter of 2008. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital.

As we expected, our capital expenditures were down from 2008. This was primarily related to the Indianapolis, IN distribution expansion and to our new distribution center location near Dallas, TX. Most of the expenditures for these two locations are behind us. As indicated in our 2008 Annual Report, we expect our capital expenditures will drop from approximately $95,000 in 2008 to $65,000 in 2009. The strong free cash flow in the first quarter of 2009 (operating cash flow less net capital expenditures) allowed us to increase the dividend paid in that quarter by $14,706 (or 39.4%) over the dividend paid in the first quarter of 2008. Given the economic environment, we are satisfied with our cash flow statement for the first quarter of 2009; however, a greater reduction in our inventory would have been more satisfying.

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2009 group – opened 2004 and earlier, 2008 group – opened 2003 and earlier, and 2007 group – opened 2002 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2007 and 2008, and the first three months of 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%	6.3%	7.9%	9.6%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%	6.8%	0.9%	(5.1)%
2009	(12.4)%	(14.3)%	(21.5)%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2009 group – opened 2007 and earlier, 2008 group – opened 2006 and earlier, and 2007 group – opened 2005 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2007 and 2008, and the first three months of 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%	7.6%	8.8%	10.9%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%	8.1%	2.3%	(3.9)%
2009	(11.2)%	(13.8)%	(20.1)%

All company sales – During each of the twelve months in 2007 and 2008, and the first three months of 2009, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%	14.7%	15.2%	16.8%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%	11.9%	6.8%	0.0%
2009	(8.5)%	(10.5)%	(17.4)%

The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. Generally speaking, this improvement in late 2007 remained in the first nine months of 2008 and weakened in the October to December time frame. The slow-down in the final three months of 2008 and the first three months of 2009 relate to the general economic weakness in the global marketplace.

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 7.5% and 8.1% new stores in 2008 and 2007, respectively, see also the early disclosure regarding the rate of 2009 store openings). Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases.

Store Count and Full-Time Equivalent (FTE) Headcount Growth – In response to the ‘pathway to profit’, we have increased our store count and our FTE head count. The rate of increase in store locations and of all types of personnel has slowed since the economy weakened late in 2008. The number of stores at quarter end and the average FTE per quarter were as follows:

	March 2009	December 2008	September 2008	June 2008	March 2008
Store locations	2,342	2,311	2,300	2,272	2,213

Store personnel – FTE	7,702	8,252	8,280	7,929	7,574
Distribution and manufacturing personnel– FTE	1,942	2,218	2,244	2,145	2,127
Administrative and sales support personnel– FTE	1,389	1,412	1,404	1,347	1,331

Total – average FTE headcount	11,033	11,882	11,928	11,421	11,032

The percentage change (year-over-year) in the number of stores at quarter end and in the average FTE per quarter were as follows:

	March 2009	December 2008	September 2008	June 2008	March 2008
Store count growth	5.8%	7.5%	7.2%	7.1%	6.8%

Store personnel – FTE	1.7%	12.8%	15.2%	17.8%	18.7%
Distribution and manufacturing personnel– FTE	(8.7)%	2.2%	5.4%	7.9%	8.4%
Administrative and sales support personnel– FTE	4.4%	4.7%	3.2%	(3.4)%	(3.7)%

Total – FTE headcount growth	0.0%	9.7%	11.7%	12.9%	13.4%

Note – Prior period data has been restated to conform to the current period presentation.

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 89% and 90% of our sales in the first quarter of 2009 and 2008, respectively. Strategic account stores, which numbered 21 and 18 in the first quarter of 2009 and 2008, respectively, are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 10%) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $61,900 per month in the first quarter of 2009. This average was $76,800 per month in the first quarter of 2008. The average age, number of stores, and pre-tax margin data by store size for the first quarter of 2009 and 2008, respectively, were as follows:

Three months ended March 31, 2009

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	3.8	605	25.8%	(23.4)%
$30,001 to $60,000	6.6	836	35.7%	9.8%
$60,001 to $100,000	9.5	528	22.5%	20.1%
$100,001 to $150,000	11.9	231	9.9%	24.6%
Over $150,000	15.5	121	5.2%	26.8%
Strategic account		21	0.9%

Total		2,342	100.0%

Three months ended March 31, 2008

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	2.6	384	17.4%	(20.3)%
$30,001 to $60,000	5.2	716	32.4%	10.4%
$60,001 to $100,000	7.8	551	24.9%	21.0%
$100,001 to $150,000	10.2	338	15.3%	25.5%
Over $150,000	13.6	206	9.3%	27.6%
Strategic account		18	0.7%

Total		2,213	100.0%

Note – Amounts may not foot due to rounding difference.

As we indicated in April 2007, our goal over the five year period from 2007 to 2012 is to increase the sales of our average store to approximately $125,000 per month. This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted 2007 and 2008; however, we did feel some relief in the final months of 2008 and the first three months of 2009. During the first quarter of 2009, our total vehicle fuel costs averaged approximately $1.7 million per month. During the first quarter of 2008, our total vehicle fuel costs averaged approximately $2.9 million per month. The changes resulted from variations in fuel costs, the freight initiative discussed below, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted our business over the last several years despite the changes in average per gallon fuel costs shown in the following table:

	2007 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$2.59	2.85	2.94	3.25
Gasoline	$2.31	2.96	2.86	2.92

	2008 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$3.47	$4.30	$4.38	$3.11
Gasoline	$3.07	$3.65	$3.85	$2.49

	2009 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$2.19
Gasoline	$1.86

The average price of a gallon of diesel fuel and a gallon of gasoline decreased by 36.9% and 39.4%, respectively, from the first quarter of 2008 to the first quarter of 2009. Given the nature of our distribution business, fluctuations in fuel prices can have a meaningful impact on our results. This impact is also covered later in our discussion about gross margin and operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Three Months Ended March 31
	2009	2008
Net sales	100.0%	100.0%
Gross profit margin	52.9%	52.4%

Operating and administrative expenses	36.8%	32.9%
Loss on sale of property and equipment	0.1%	0.0%

Operating income	16.0%	19.4%

Interest income (expense), net	0.1%	0.0%

Earnings before income taxes	16.1%	19.4%

Note – Amounts may not foot due to rounding difference.

Gross profit margin percentage for the first quarter of 2009 increased over the same period in 2008. The gross margin improvements were driven by different factors during 2008 versus 2009. The improvement during 2008 was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost, (3) improvements in our direct sourcing operations, (4) continued focus on our

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our ‘master stocking hub’ in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. Due to the benefit of item (4) above, the rising fuel costs during the first three quarters of 2008 discussed earlier had only a nominal negative impact on our gross margins for those quarters; this reversed to a positive gross margin impact late in the fourth quarter of 2008 and into the first quarter of 2009. During the first quarter of 2009 we encountered headwind centered on deflationary pressures in product costing which pushed some higher cost products purchased in the 2008 against a deflationary trend in our selling marketplace.

Operating and administrative expenses in the first quarter of 2009 decreased 3.6% from the first quarter of 2008 and 6.3% from the fourth quarter of 2008. As we have discussed in the past, we will continue to stringently manage our operating and administrative expense growth in subsequent quarters due to the current weakened economy.

Approximately 65% to 70% of our operating and administrative expenses consist of payroll and payroll related costs (payroll costs). Our payroll costs for the first quarter of 2009 decreased 8.5% from the first quarter of 2008 and 12.4% from the fourth quarter of 2008. The disparity between the 0.0% full-time equivalent headcount growth noted above and the 8.5% expense decrease is driven by several factors: (1) contractions in sales commissions earned, (2) contractions in bonuses earned, (3) reductions of overtime hours worked per employee and of temporary labor, and (4) a reduction of the profit sharing contribution earned. As we have indicated in the past, our sales personnel (including our branch managers, district managers, and regional leaders) are rewarded for growth in sales, gross profit dollars, and pre-tax earnings. The negative growth rates of these amounts during the first quarter of 2009, when compared to the growth rates in the first quarter of 2008, drove the contractions noted above.

The operating and administrative expenses for the first quarter of 2009 include $900 of compensation expense related to stock options. During the first quarter of 2008, this expense was $673. We granted options to purchase 275,000 shares in April 2008. These options, like the options issued in 2007, vest over a five to eight year period. The two option grants, when combined, will result in compensation expense of approximately $300 per month for the next four years; and dropping slightly in the remaining period. No other stock based options were outstanding during these periods.

The remaining costs within our operating and administrative expenses grew 4.3% from the first quarter of 2008 and 4.0% from the fourth quarter of 2008. Occupancy expenses in the first quarter of 2009 grew 6.0% from the first quarter of 2008 and 10.5% from the fourth quarter of 2008. The annual increase in occupancy was driven by a 5.8% increase in the number of store locations. The sequential increase was driven by utility costs changes related to the winter heating season. Transportation costs and travel expenses contracted in the first quarter of 2009. The drop in gasoline prices helped the former, our Fastenal team created the rest.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.1% and 38.2% for the first quarter of 2009 and 2008, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). This rate fluctuates over time based on (1) the income tax rates in the various jurisdictions in which we operate, (2) the level of profits in those jurisdictions and (3) changes in tax law and regulations in those jurisdictions.

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

WORKING CAPITAL:

The year-over-year dollar and percentage change related to accounts receivable and inventories were as follows:

Year-over-year change	Balance at March 31,		Twelve Month Dollar Change March 31,		Twelve Month Percentage Change March 31,
	2009	2008	2009	2008	2009	2008
Accounts receivable, net	$240,658	273,360	$(32,702)	34,703	(12.0)%	14.5%
Inventories	$555,283	494,360	$60,923	48,168	12.3%	10.8%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hubs’.

The accounts receivable decrease of 12.0% from March 2008 to March 2009 was created by a sales decrease of 10.5% and 17.4% in February and March, respectively. The accounts receivable increase of 14.5% from March 31, 2007 to March 31, 2008 also represented a lag behind the 16.9% daily sales increase in March 2008. As noted above, our inventory increased 12.3% from March 2008 to March 2009. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity late in the fourth quarter of 2008 and during the first quarter of 2009 continued to result in inventory consumption that was less than the amount of inbound product, with the exception of March 2009. Our inventory dropped approximately $16,000 in the month of March 2009. We will continue to analyze and adjust our ordering patterns on products with a longer lead time through the year to match current sales trends.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2008 and 2007 we had a ratio of 2.9:1 and 2.8:1, respectively).

STOCK REPURCHASE AND DIVIDENDS:

We did not purchase any of our outstanding common stock during the first quarter of 2009. We currently have an authorization to purchase up to approximately 1,410,000 shares of our outstanding common stock.

During the first quarter of 2009 we paid a dividend totaling $51,986 (or $0.35 per share) to our shareholders.

ANNUAL MEETING OF SHAREHOLDERS PRESENTATION:

On April 21, 2009, we will be holding our Annual Meeting of Shareholders at our offices at 2001 Theurer Boulevard, Winona, Minnesota. The meeting will also be available via webcast from 10:00AM Central time until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at www.investor.fastenal.com.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) our intent to manage cash flow effectively, (2) 2009 capital expenditures, (3) the goals of our long-term growth strategy, ‘pathway to profit’, including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy, (4) our intent to manage our operating and administrative expense growth, (5) the expected amount of future compensation expense resulting from existing stock options, (6) our intent to adjust our product ordering patterns to match sales trends, and (7) our goals regarding improvements in our ratio of annual

RELEASE DATE: April 14, 2009

FASTENAL COMPANY REPORTS 2009 FIRST QUARTER EARNINGS

sales to accounts receivable and inventory. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (1) an abrupt or prolonged decrease in sales could make it difficult for us to manage cash flow effectively, (2) a more prolonged downturn in the economy or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected, (3) changes in the rate of new store openings could cause us to modify our planned 2009 capital expenditures, (4) a more prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our ‘pathway to profit’ initiative, (5) a worsening trend in the economy and our sales could make it difficult to effectively manage our operating and administrative expense growth, (6) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized, (7) a sudden increase or decrease in sales could adversely impact our ability to match product ordering patterns to sales trends, and (8) a more prolonged downturn in the economy, a change in accounts receivable collections, a change in raw material costs, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2008 annual report on Form 10-K under the sections captioned “Certain Risks and Uncertainties” and “Item 1A. Risk Factors”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	Unaudited March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$109,867	85,892
Marketable securities	899	851
Trade accounts receivable, net of allowance for doubtful accounts of $3,374 and $2,660, respectively	240,658	244,940
Inventories	555,283	564,247
Deferred income tax assets	15,909	15,909
Other current assets	44,964	63,564

Total current assets	967,580	975,403
Marketable securities	817	846
Property and equipment, less accumulated depreciation	330,614	324,182
Other assets, less accumulated amortization	3,638	3,718

Total assets	$1,302,649	1,304,149

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,001	63,949
Accrued expenses	73,547	83,545
Income taxes payable	26,893	499

Total current liabilities	151,441	147,993

Deferred income tax liabilities	13,897	13,897

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 148,530,712 shares issued and outstanding, respectively	1,485	1,485
Additional paid-in capital	2,459	1,559
Retained earnings	1,130,953	1,134,244
Accumulated other comprehensive income	2,414	4,971

Total stockholders’ equity	1,137,311	1,142,259

Total liabilities and stockholders’ equity	$1,302,649	1,304,149

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Three months ended March 31,
	2009	2008
Net sales	$489,347	566,210

Cost of sales	230,699	269,580

Gross profit	258,648	296,630

Operating and administrative expenses	179,909	186,562
Loss on sale of property and equipment	328	104

Operating income	78,411	109,964

Interest income	256	221

Earnings before income taxes	78,667	110,185

Income tax expense	29,973	42,091

Net earnings	$48,694	68,094

Basic and diluted net earnings per share	$0.33	0.46

Basic weighted average shares outstanding	148,531	149,121

Diluted weighted average shares outstanding	148,531	149,121

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$48,694	68,094
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	10,300	9,524
Loss on sale of property and equipment	328	104
Bad debt expense	2,567	1,895
Stock based compensation	900	673
Amortization of non-compete agreement	17	17
Changes in operating assets and liabilities:
Trade accounts receivable	1,715	(38,924)
Inventories	8,964	10,232
Other current assets	18,600	7,233
Accounts payable	(12,948)	4,220
Accrued expenses	(9,998)	(8,875)
Income taxes payable	26,394	33,978
Other	(1,999)	(1,435)

Net cash provided by operating activities	93,534	86,736

Cash flows from investing activities:
Purchase of property and equipment	(19,033)	(32,641)
Proceeds from sale of property and equipment	1,973	1,087
Net increase in marketable securities	(19)	(22)
Net decrease (increase) in other assets	63	(27)

Net cash used in investing activities	(17,016)	(31,603)

Cash flows from financing activities:
Payment of dividends	(51,986)	(37,280)

Net cash used in financing activities	(51,986)	(37,280)

Effect of exchange rate changes on cash	(557)	139

Net increase in cash and cash equivalents	23,975	17,992

Cash and cash equivalents at beginning of period	85,892	57,220

Cash and cash equivalents at end of period	$109,867	75,212

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$3,579	8,113